                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the reference to our firm under the captions "Financial Highlights" in the prospectus and "Financial Statements" in the Statement of Additional Information constituting part of the Post Amendment No. 51 (File No. 2-73948) under the Securities Act of 1933 and Post Effective Amendment No. 52 (File No. 811-3258) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of the Investment Dimensions Group Inc. (the "Fund") relating to the VA Large Value Portfolio, VA Small Value Portfolio, VA International Value Portfolio, VA International Small Portfolio, VA Short-Term Fixed Portfolio, VA Global Bond Portfolio and the RWB/DFA International High Book to Market Portfolio.

PricewaterhouseCoopers, LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania

January 26, 1999